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PRICING SUPPLEMENT NO. 23 DATED                         Filed Pursuant to
JANUARY 11, 2001 TO PROSPECTUS DATED                    Rule 424(b)(5)
NOVEMBER 9, 2000, AS AMENDED BY PROSPECTUS              File No. 333-47464
SUPPLEMENT DATED DECEMBER 15, 2000


                           CMS ENERGY CORPORATION

     General Term Notes (servicemark of J.W. Korth & Company), Series F
                 Due 9 Months to 25 Years from date of issue

       Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000.

Aggregate Principal Amount:             $ 3,335,000.00
Original Issue Date (Settlement Date):  January 17, 2001
Stated Maturity Date:                   January 15, 2008
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          8.250% Per Annum
Interest Payment Dates:                 February 15 and Monthly
                                        Thereafter Commencing
                                        February 15, 2001

Survivor's Option:                      [ X ] Yes       [  ] No
Optional Redemption:                    [ X ] Yes       [  ] No

Initial Redemption Date:                January 15, 2003
Redemption Price:                       Initially 101% of Principal
                                        Amount and 100% after the
                                        first anniversary of the
                                        Initial Redemption Date.

                                        Principal Amount of Notes
       Agent                            Solicited by Each Agent

First of Michigan Corporation           $   447,000.00
Prudential Securities Incorporated      $   414,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $ 1,587,000.00
Raymond James & Associates, Inc         $    45,000.00
J.W. Korth & Company                    $   842,000.00
       Total                            $ 3,335,000.00


                                        Per Note Sold by
                                        Agents To Public          Total

Issue Price:                            $     1,000.00       $ 3,335,000.00
Agent's Discount or Commission:         $         7.00       $    23,345.00
Maximum Dealer's Discount or
  Selling Concession:                   $        18.50       $    61,697.50
Proceeds to the Company:                $       974.50       $ 3,249,957.50

CUSIP Number:  12589Q6H4